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On February 9, 2026, Anthony Pompliano, Chief Executive Officer of ProCap Financial, Inc. (“ProCap Financial”), was interviewed on CNBC. The transcript from his interview is below:

Anthony Pompliano Interview on CNBC

Date: February 9, 2026

https://www.cnbc.com/video/2026/02/09/anthony-pompliano-on-whats-behind-bitcoins-market-pullback.html

ANDREW ROSS SORKIN: Meantime, Bitcoin back below the $70,000 level following a very volatile week. Joining us right now is Anthony Pompliano. He is the founder and CEO of Professional Capital Management. Also a prolific tweeter, I should say he was the one, Becky, who tweeted, I don’t know when you did, about the idea that next weekend, next year, the Super Bowl is going to take place on President’s weekend, so people are going to be able to chill out on the Monday after.

ANTHONY POMPLIANO: Yeah, it’s, we’re going to see. Joe’s not here, so I figured that’s where he is, right?

SORKIN: He is not. He is not. He has made his way to the West Coast, but for different reasons. Let me ask you this question. We are now under 70,000 again. There’s a lot of concern in the Bitcoin market. We can talk about other crypto in a second, but what, what do you ascribe what’s happening here?

POMPLIANO: I think there’s four things that are going on. The first thing is there definitely was a psychological moment of $100,000 if you held Bitcoin for a long time, you hit $100,000. There’s some people who just said this is enough for me. Let me step off the train. Some of those people sold. The Second thing is that Bitcoin is now much more financialized than it’s ever been before. So you obviously have the ETFs, you’ve got the public companies, you’ve got options, all these different components that allow people to do things in the market they previously couldn’t. You used to only be able to buy it and just hold it and be long. The third thing is I do think that Bitcoin is a forward-looking market, as are most markets. And so Bitcoin was up last year when everyone thought that inflation was coming. You know, tariffs got in there. There’s kind of the tariff tantrum. Bitcoin went higher. Now all of a sudden I think that deflation is the bigger risk, and so Bitcoin has sold off aggressively over the last couple of months, and I think that that is tied somewhat to that deflation. But the last thing is that I also believe that there are other things that people can do in the market if you are into Bitcoin. And so whether that is artificial intelligence, prediction markets, etc. There’s just kind of more at the buffet, if you will. And so it doesn’t mean that people are going to leave Bitcoin. I think it just means that there is kind of fractured attention

BECKY QUICK: But everybody suffered when Bitcoin went down last week. You think that’s really just there’s more places for us, more things for us to buy at the buffet table?

POMPLIANO: I think it’s like death by 1000 cuts, right? So when you have the psychological component of $100,000. I think you have the four year cycle. I think you have forward looking market in terms of deflation. All those things not a normal slight pullback.

QUICK: I mean this all of the gains that have been made since the Trump administration came in, and that was a Trump administration that has been much more friendly towards the entire cryptosphere. This was supposed to usher in new stability and new ways for more people to come into this. How do you explain that they’ve pulled back to before President Trump took office?

POMPLIANO: It doesn’t feel like it, but if you actually look at from the peak to now in a bear market, this is the best performing bear market in terms of the drawdown is the least severe out of all of the previous bear markets.

QUICK: It’s supposed to be as it gets more and more of course, it’s not supposed to happen, of course.

POMPLIANO: It just, it always feels like, you know, oh my God, the world is ending. It drops, you know, 10% in a day. Everyone’s freaking out, but this is actually less volatile than it’s ever been.

SORKIN: The idea that it’s supposed to be an inextricable gain, meaning. The view had been this is gold. And I would argue actually you’re right now that you have ETFs and all sorts of other instruments that you can buy and effectively sell Bitcoin, not everybody’s long, this might actually give you a fairer value or closer to reality because you it’s sort of a different kind of group in, in Bitcoin, more people trading it as opposed to people who are, who are, you know, holding it forever and sort of what does that mean for the predictions of folks including yourself, but take a Kathy Wood or somebody else out there who suggested that you know you get to $500,000 or a million dollars a coin, you know what does it do to that timeline. If ever, I mean, it’s not preordained that Bitcoin has to be that has to go up. It could actually, by the way, to the extent that it’s quote unquote gold, as long as it beats inflation, yeah, look, maybe that’s OK, though obviously right now it’s not.

POMPLIANO: I, I think there’s two things that are happening. First is it’s definitely not preordained, but if we just go back to the last bear market, we’re up over 200% from there, right? So this thing is still performing pretty well over kind of the medium to long term, and the volatility is a feature, not a bug. Like people want volatility and that’s why they’re going into this asset now. The volatility has gone from an 80 vol asset to a 40 vol asset, so it is compressing because of a lot of those things. The second thing is I do believe that there are a lot of folks who are drastically underestimating how big of a deflationary force is hitting the US economy. Like I am probably in the more extreme camp that the artificial intelligence wave that is happening here.It doesn’t matter how much money the government prints, they cannot print more that will overwhelm this deflationary force. And so when you see that we’ve cut rates 75 basis points into the end of the year, we are still printing money. The national debt is still growing, and we are having inflation fall off a cliff. And so when you see that occurring, what you all of a sudden realize is Bitcoin and gold historically have served as some sort of inflation hedge. Now gold is going up, Bitcoin is going down. People say, why is that? When you look at who’s buying gold. It’s the central banks and the central banks are essentially trying to get away from all fiat currencies, not just dollars. And so I think that Bitcoin is just saying to us, hey, look, inflation is not going to be a problem in the next, you know, 2 years or so. And so as people continue to buy this thing, I think they’re going to hold it when inflation comes back, which it will at some point, then I think that Bitcoin will do very well over the long run.

SORKIN: What does that mean over the long run? So, and I say that because we’ve had so many people come on our broadcast and talk about, you know, just as I said, an inextricable rise. If Joe Kernan were here, he would tell you about the halving, and he would tell you about all sorts of numbers that he would argue force it to go up and would have argued, argued, I think they forced it to go up faster than it is at least where it is right now.

POMPLIANO: I think there’s two big drivers of Bitcoin going forward. The first is that you’re going to get the supply shocks in the halving. The second thing is I think that artificial intelligence and AI agents, you know, this morning our public company is announcing the very first agentic financial firm—

SORKIN: That’s where I wanted to go—

POMPLIANO: And what I believe is that both Bitcoin and stablecoins are going to be the money for all of these AI agents. And when you see this and you look at some of the Claudbot and you know, various demos that are out there, they basically create wallets and they’re saying to themselves, where do I hold my money, right? If I’m an AI agent, what do I do? I can’t go get a regular bank account. And so they’re spinning up these wallets and they’re saying I’m going to hold it in Bitcoin or I’m going to go and I’m going to use stablecoins for transactions.

SORKIN: Well, that’s what I wanted to ask you about because You’re getting into the AI agentic world. First of all, what does that deal look like? What does that mean?

POMPLIANO: Yes, so we have a publicly traded company. We own 5000 Bitcoin or so on that publicly traded company, and we told investors early on we’re going to build a modern financial services firm, but we didn’t say what that was. Simultaneous to that, we’ve been building something called CFO Silvia. Silvia is a platform. You come in, you attach all of your bank accounts, brokerage accounts, crypto accounts. You can upload your real estate, cars, collectibles, etc. and then you can talk to an LLM and you can ask for simple things like, you know, what’s my cash balance, go do deep research on a stock and tell me based on my personal portfolio how to think about this, or you can do really complex things - run a Monte Carlo simulation on my portfolio, do 100,000 simulations, predict where I’ll be in 10 years or so. What is unique about this is LLMs are really good at answering questions, but they’re even better if they have context. And so that platform has gone from 0 to $30 billion in assets. To put that in context, Barron’s every year comes out with a list of all the top RIAs based on AUM. We would be the 5th largest RIA in a fee taking RIA, given how many assets have joined that platform in 9 months. And so we think that this whole future of using the AI to actually provide all sorts of insights is really where the future of finance.

SORKIN: Let me ask you one final question. You talk about these agents, these agentic agents needing to have some kind of digital wallet. I get that. The question is whether they need to use Bitcoin because Bitcoin historically has not been used as a as a demonstrable currency or whether, as I think actually Kathy Wood has suggested, she was surprised at just the idea that stablecoins have to some degree crowded out. Some of the the need for Bitcoin and then on our screen we’ve got Solana and Ether, which again if you get into it, if you’re talking about this agentic world where we have agents that are doing stuff for us with this digital wallet, it’s not clear to me why Bitcoin would be the coin of choice. I could see stablecoins. I could see Solana or Ether.

POMPLIANO: This is a great question. When we think of money today, we think of money serving two purposes, right? Medium of exchange and also store value, unit of account as well. But really medium of exchange and unit of account or umm store value. When you have technology, technology is very good at specializing things. And so now all of a sudden what we’ve essentially done is we have broken money into two things. Bitcoin is a store of value, stablecoins are a medium of exchange, and I think that the agents start to realize. That the friction between switching back and forth between let’s say dollars and gold was really, really high previously. Now with the press of a button or with an agent you can just seamlessly go back and forth. And so I think that there’s a lot of people in the Bitcoin world, they hold Bitcoin as a savings account, kind of that store value, and they use the stablecoins for payments. And I think that agents are going to do the exact same thing. OK, we’re going to leave it there.

SORKIN: Anthony. Thank you.

POMPLIANO: Thanks for having me, guys.

-end-

IMPORTANT LEGAL INFORMATION

In connection with the proposed transaction by and among ProCap Financial, CFO Silvia, and Silvia Merger Sub, Inc., a Delaware corporation (the “Proposed Transaction”), ProCap Financial plans to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement of ProCap Financial (the “Proxy Statement”) in connection with Proposed Transaction. The definitive proxy statement and other relevant documents will be mailed to stockholders of ProCap Financial as of a record date to be established for voting on the Proposed Transaction and other matters as described in the Proxy Statement. ProCap Financial will also file other documents regarding the Proposed Transaction with the SEC. This communication does not contain all of the information that should be considered concerning the Proposed Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF PROCAP FINANCIAL AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, AND AMENDMENTS THERETO, AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH PROCAP FINANCIAL’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF ITS STOCKHOLDERS TO BE HELD TO APPROVE THE PROPOSED TRANSACTION AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT PROCAP FINANCIAL, SILVIA AND THE PROPOSED TRANSACTION.

Investors and security holders will also be able to obtain copies of the Proxy Statement and all other documents filed or that will be filed with the SEC by ProCap Financial, without charge, once available, on the SEC’s website at www.sec.gov, or by directing a request to: ProCap Financial Inc. at 600 Lexington Ave., Floor 2, New York, NY 10022.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR ANY RELATED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in Solicitation

Silvia, ProCap Financial and their respective directors, executive officers, certain of their shareholders and other members of management and employees may be deemed under SEC rules to be participants in the solicitation of proxies from ProCap Financial’s stockholders in connection with the Proposed Transaction. A list of the names of such persons, and information regarding their interests in the Proposed Transaction and their ownership of ProCap Financial’s securities are, or will be, contained in ProCap Financial’s filings with the SEC. Additional information regarding the interests of the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of ProCap Financial’s stockholders in connection with the Proposed Transaction is contained in the Proxy Statement. Investors and security holders may obtain free copies of these documents as described above.

No Offer or Solicitation

This communication and the information contained herein is for informational purposes only and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange the securities of Silvia or ProCap Financial, or any commodity or instrument or related derivative, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

Forward-Looking Statements

Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding the financial position, business strategy and the plans and objectives of management for our future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve significant risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” set forth in the Company’s proxy statement/prospectus included in Company’s Registration Statement on Form S-4 (File No. 333-290365), initially publicly filed with the SEC on September 18, 2025, as amended, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This press release is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

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